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Bicycle Therapeutics plc

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Bicycle Therapeutics Announces Restrictions on Shareholder Attendance at Annual General Meeting to be Held on June 28, 2021

CAMBRIDGE, England, & BOSTON, June 15, 2021 – Bicycle Therapeutics plc (NASDAQ: BCYC), a biotechnology company pioneering a new and differentiated class of therapeutics based on its proprietary bicyclic peptide (Bicycle®) technology, today announced an update regarding shareholder attendance at its 2021 Annual General Meeting (the “AGM”) to be held on June 28, 2021.

As noted in Bicycle’s Notice of 2021 Annual General Meeting (the “Meeting Notice”) and the accompanying proxy statement (the “Proxy Statement”), there are currently restrictions on movements and gatherings in the United Kingdom imposed by the U.K. government in response to the ongoing COVID-19 pandemic. The U.K. government had indicated in its “roadmap” published in February 2021 that these restrictions may be removed by the time of Bicycle’s AGM. However, the removal of such restrictions remained subject to later review. On June 14, 2021, the U.K. Prime Minister announced that the date for removal of these restrictions had been pushed back to July 19, 2021. Therefore, these restrictions will remain in place as of the date of Bicycle’s AGM on June 28, 2021.

Accordingly, ordinary shareholders (other than those company representatives necessary to form a quorum) are not permitted to attend the AGM in person. Anyone seeking to attend the AGM will be refused entry. Shareholders should submit their vote on the matters to be considered at the AGM by proxy as previously requested in the Proxy Statement and related materials mailed to ordinary shareholders and holders of Bicycle’s American Depositary Shares (“ADSs”) on or about April 30, 2021. In addition, all shareholders are urged to appoint the Chairman of the AGM as their proxy, as any other proxy will not be able to attend the AGM and vote on the shareholder’s behalf.

The date, time and place of the AGM, and all other arrangements for the AGM, remain unchanged from that set out in the Meeting Notice and Proxy Statement. The AGM will be held on Monday, June 28, 2021 at 1:00 p.m. London time (8:00 a.m. Eastern Daylight Time), at Bicycle’s principal executive offices, located at Building 900 Babraham Research Campus, Babraham, Cambridge, CB22 3AT, United Kingdom.

As shareholders will be unable to attend the AGM in person, shareholders who have questions for Bicycle’s Board of Directors can submit them in advance of the AGM to shareholderquestions@bicycletx.com. The Board will endeavor, where appropriate, to answer such questions by publishing responses to Bicycle’s website as soon as practical after the AGM.

About Bicycle Therapeutics

Bicycle Therapeutics (NASDAQ: BCYC) is a clinical-stage biopharmaceutical company developing a novel class of medicines, referred to as Bicycles®, for diseases that are underserved by existing therapeutics. Bicycles are fully synthetic short peptides constrained with small molecule scaffolds to form two loops that stabilize their structural geometry. This constraint facilitates target binding with high affinity and selectivity, making Bicycles attractive candidates for drug development. Bicycle is evaluating BT5528, a second-generation Bicycle Toxin Conjugate (BTC) targeting EphA2, and BT8009, a second-generation BTC targeting Nectin-4, a well-validated tumor antigen, in company-sponsored Phase I/II trials. In addition, BT1718, a BTC that targets MT1-MMP, is being investigated in an ongoing Phase I/IIa clinical trial sponsored by the Centre for Drug Development of Cancer Research UK. Bicycle is headquartered in Cambridge, UK with many key functions and members of its leadership team located in Lexington, MA. For more information, visit bicycletherapeutics.com.

Contacts

Investors:

David Borah, CFA

VP, Capital Markets & Investor Relations

david.borah@bicycletx.com

617-203-8300

Media:

Consilium Strategic Communications

Sukaina Virji or Mary-Jane Elliott

Bicycle@consilium-comms.com